Exhibit 10.2

PROFESSIONAL SERVICES AGREEMENT

This PROFESSIONAL SERVICES AGREEMENT (“Agreement”), entered into and effective as of April 1, 2022 (the “Effective Date”), is between Coeur Mining, Inc., a Delaware corporation (“Coeur”), whose mailing address is 104 S. Michigan Ave., Ste. 900, Chicago, Illinois 60603, and Rasmussen Exploration, Inc. (“Consultant”) whose address is 51 Larkin Lane, Sandpoint, Idaho 83864.

RECITALS

WHEREAS, Coeur desires the professional services of a Consultant for the purpose of providing transition support to Coeur’s incoming Senior Vice President, Exploration which may include advice and consultation in regard to any and all areas within the scope of that role, including but not limited to advising and consulting on the Company’s exploration program, strategy, targets, team and historical matters that may be relevant to provide context , as further described in Exhibit A; and

WHEREAS, Consultant represents that he is qualified and desires to perform the professional services requested by Coeur, for the specified purpose provided above.

NOW THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth to be kept and performed by the parties hereto, Coeur and Consultant hereby agree as follows:

AGREEMENT

ARTICLE 1.0.  COEUR'S REPRESENTATIVE(S).

1.1         Coeur's Representative for the project shall be Mitchell J. Krebs.

1.2         Coeur may, by written notice to Consultant signed by Coeur's authorized agent, appoint additional or substitute representatives.

ARTICLE 2.0.  SCOPE OF SERVICES.

2.1        Consultant shall perform, pursuant to the terms and conditions of this Agreement, the professional services as set forth in Exhibit A, hereinafter referred to as “Services”.  Exhibit A and written instructions to Consultant from Coeur shall more particularly describe the Services to be performed, the place of performance; the date of performance; the date of completion; and the maximum number of days of Services to be performed.  Exhibit A is incorporated into this Agreement by this reference and may be amended or further extended by the parties’ mutual agreement.

2.2          From time to time, Consultant shall engage in discussions with authorized Coeur personnel while performing Services under this Agreement.

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND RASMUSSEN EXPLORATION, INC.
2.3         Consultant shall not contact third parties in connection with performance of the Services without prior written authorization from Coeur.

2.4        Upon the written request of Coeur, Consultant shall prepare and deliver to Coeur progress reports and a final report of his findings and recommendations, and such other reports or writings as Coeur may, from time to time, find necessary and reasonable.

ARTICLE 3.0.  COMPENSATION AND EXPENSES.

3.1        Compensation for the Services shall be provided in and described by the schedule set forth in Exhibit A, attached hereto.  All amounts shall be in United States dollars.  Unless this Agreement specifies otherwise in Exhibit A, the compensation to Consultant shall be inclusive of any and all costs of Consultant’s operation, including, without limitation, costs attributable to payroll, employee benefits, fringe benefits, overhead and profits, and costs associated with licenses, bonds, permits, supplies, machinery, safety devices, protective clothing, transportation and any taxes associated with goods and services acquired by Consultant for use in performing the Services to be provided under this Agreement.

3.2        In addition to compensation for Services, Coeur shall reimburse Consultant for all reasonable and necessary travel expenses actually incurred by Consultant upon the request of Coeur.  Transportation and subsistence costs shall not be paid by Coeur, except when Consultant is providing Services outside of a 50 mile radius from Consultant’s home located in Sandpoint, Idaho. Complete and accurate records of reimbursable costs and expenses shall be kept and submitted to Coeur by Consultant and shall be subject to audit by Coeur, using generally accepted accounting principles for auditing procedures.

3.3         Except as otherwise provided in Exhibit A, Consultant shall prepare and submit to Coeur, on a calendar month basis, a detailed statement of charges.  The statement shall set forth the number of days or fractions of days of Services performed and the dates and locations of performance, and shall be accompanied by receipts and other evidence substantiating travel or other expenses incurred.  Statements shall be directed to Coeur's Representative, Coeur Mining, Inc., 104 S. Michigan Ave., Ste. 900, Chicago, Illinois 60603.  Subject to verification by Coeur, payments of amounts due shall be made by Coeur within 30 days after receipt of such statements.

3.4        During the Term and for a period of three (3) years following the termination of this Agreement, Consultant shall maintain complete and accurate books and records with respect to the Services rendered, the materials and equipment provided in connection with the Services, any allowed expenses, and the invoices submitted to Coeur for payment under this Agreement.  Coeur may audit such books and records of Consultant as is reasonably necessary to determine the accuracy of any Invoice rendered by Consultant until three (3) years after the date of the Invoice.  Such audits shall not be performed more often than annually, and shall not be performed in a manner which substantially impedes Consultant's business.  Coeur shall require any accountants conducting such audits to execute a confidentiality agreement imposing upon such accountants the same obligations of confidentiality towards Consultant that such accountants have towards Coeur.

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND RASMUSSEN EXPLORATION, INC.
ARTICLE 4.0.  AGREEMENT DURATION.

4.1         This Agreement shall commence on the Effective Date and shall be in effect, subject to the terms of this Agreement, through December 31, 2022, unless sooner terminated (the “Term”).

4.2        Coeur may terminate this Agreement for any reason by giving Consultant thirty (30) days written notice of termination, and by paying Consultant for any Services performed prior to the date of termination.

4.3        Consultant may terminate this Agreement if (i) Coeur fails to make payment to Consultant when due in accordance with the terms of this Agreement and such failure continues for a period of thirty (30) days after written notice thereof has been given to Coeur, or (ii) Coeur has breached any material provision of this Agreement and such breach continues for a period of thirty (30) days after written notice thereof has been given to Coeur.

4.4        If this Agreement terminates, then the Services shall automatically terminate on the same date; provided that Coeur may specify in the notice of termination that certain Services are to be completed, in which event this Agreement shall continue to apply to such Services until such are completed.  Consultant shall not be entitled to payment for Services performed after the effective date of any notice of termination unless approved by Coeur or otherwise provided in this Agreement or the notice of termination.  No party shall be relieved of any of its obligations arising under this Agreement prior to the termination.  Termination will be without prejudice to any rights and remedies available to a Party, including injunctive relief.  The parties’ rights and obligations contained in Articles 8 and 9, and any other provisions of this Agreement that by their terms are intended to survive, shall continue to be effective following termination of this Agreement.

ARTICLE 5.0.  COMPLIANCE WITH STATE AND FEDERAL LAWS.

5.1       Consultant shall comply with all applicable State, Federal, provincial, international or local laws, rules or regulations, including, but not limited to all relevant provisions of the Foreign Corrupt Practices Act of 1977 as amended (“FCPA”), 15 USC §§78 dd-1, et seq. in the execution and completion of its Services. Consultant must also abide by all applicable Coeur’s policies, guidelines, rules, and procedures, as the same may be amended from time to time. Consultant represents that he has all licenses or other authorizations required by law to enable him to perform Services hereunder in the country or state where the Services are to be performed.  Consultant shall be fully and solely responsible for conducting all operations under this Agreement, at all times, in such a manner as to avoid the risk of bodily harm to persons and damage to property.

ARTICLE 6.0.  INDEPENDENT CONTRACTOR.

6.1       Consultant is and shall be, in the performance of all Services, an independent contractor.  Consultant shall not in any way, at any time, be an employee or agent of Coeur, and shall not indicate or represent to any third party that Consultant is an employee or agent of Coeur.  Consultant shall have no authority contractually to bind or obligate Coeur or to incur any debt or obligation on behalf of Coeur.

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND RASMUSSEN EXPLORATION, INC.
ARTICLE 7.0.  PROFESSIONAL RESPONSIBILITY.

7.1        Consultant agrees that he will perform the work requested under this Agreement, in accordance with the standards of care, skill, and diligence normally provided by competent professionals in the performance of services in respect to work similar to that contemplated by this Agreement.

ARTICLE 8.0.  INDEMNIFICATION.

8.1         Coeur shall not be liable for Consultant’s failure to exercise reasonable care in performing Services, except in the case of damages or injuries caused directly by Coeur or its employees, officers, or agents.  Consultant agrees to defend, indemnify, and hold Coeur’s and Coeur’s affiliated and subsidiary companies and their employees, officers or agents, harmless against all costs, loss or damage (including attorney's fees) arising directly or indirectly out of the performance of the Services hereunder, except only claims arising out of accidents resulting from the sole negligence of Coeur.

ARTICLE 9.0.  NONDISCLOSURE AND OWNERSHIP OF WORK PRODUCT.

9.1         Consultant shall not, without the prior written consent of Coeur, disclose the facts and circumstances surrounding the entry by Coeur and Consultant into this Agreement.

9.2        All reports, publications, exhibits, films, data, conclusions, and other non-public information, documentation or work product furnished by Coeur to Consultant or obtained or developed by Consultant in providing the Services under this Agreement, and all information regarding Coeur's business plans, operations, properties, practices, methods, inventions, and discoveries, shall be and remain the property of Coeur, and the same shall be kept confidential by Consultant, who shall not, directly or indirectly, use or  disclose the same to any third person except upon the prior written consent of Coeur.  Upon termination of this Agreement or upon the proper request of Coeur, Consultant will deliver such work product and information to Coeur.

9.3         All work product created by Consultant pursuant to this Agreement shall be owned by Coeur and for Coeur’s sole use and ownership for any reason.

ARTICLE 10.0.  AMENDMENT.

10.1       This Agreement may only be amended in writing, signed by each party hereto.

ARTICLE 11.0.  ASSIGNMENT.

11.1      Consultant may not assign this Agreement nor any rights to payments or other rights hereunder nor shall Consultant subcontract any services to be provided by Consultant without first obtaining Coeur’s written consent.  In the event any assignment is made in violation of this paragraph, Coeur shall retain the right to immediately terminate this Agreement and any obligations of Coeur thereunder. Coeur, for its part, may assign its rights and obligations under this Agreement without further consent by Consultant.

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND RASMUSSEN EXPLORATION, INC.
ARTICLE 12.0.  BINDING EFFECT.

12.1       The terms and covenants of this Agreement shall apply to and be binding upon the successors and permitted assigns of the respective parties hereto.

ARTICLE 13.0.  GOVERNING LAW, JURISDICTION AND VENUE.

13.1       This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Illinois without regard to conflicts-of-law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in any state or federal court located in the state of State of Illinois, county of Cook. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

ARTICLE 14.0.  ENTIRE AGREEMENT.

14.1       This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, discussions, and understanding of the parties in connection herewith.

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PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND RASMUSSEN EXPLORATION, INC.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Coeur Mining, Inc.		Rasmussen Exploration, Inc.

By:	/s/ Mitchell J. Krebs	By:	/s/ Hans Rasmussen

Name: Mitchell J. Krebs		Name: Hans Rasmussen

Title: President & Chief Executive Officer		Title: President

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND RASMUSSEN EXPLORATION, INC.
EXHIBIT A

1.	Consulting Fees

Consultant will provide consulting services to Coeur at a rate of US$ 125.00 per hour, not to exceed US $1000.00 per day.  Coeur agrees to contract consultant for a minimum of -0- hours per month for duration of this agreement.

2.	Expenses and Reimbursable Rates

Meals, accommodations, rented vehicles, and other normal and reasonable out-of-pocket expenses related to work done on this Project will be reimbursed at cost, pursuant to those procedures detailed above.  Consultant use of personal vehicle will be reimbursed at a rate of $0.585 per mile.  Unless otherwise approved in writing by Coeur’s representative, Consultant will use least costly class air travel for all domestic travel (usually Coach/Economy) and business class for any international travel that exceeds 8 hours of total flight time.

3.	All Notices under this Agreement shall be directed to the Agreement representatives, as appointed above, at the following address:

(a)	Consultant:
Rasmussen Exploration, Inc.
51 Larkin Lane
Sandpoint, Idaho 83864
Cell: 312-683-6127
Email: rasmussenh@aol.com
(b)	Coeur Mining, Inc.:
Mitchell J. Krebs
Coeur Mining, Inc.
104 S. Michigan Ave., Ste. 900
Chicago, Illinois 60603
Office: (312) 489-5800
Email: mkrebs@coeur.com

4.	Services

Consultant shall provide transition support to Coeur’s incoming Senior Vice President, Exploration which may include advice and consultation in regard to any and all areas within the scope of that role, including but not limited to advising and consulting on the Company’s exploration program, strategy, targets, team and historical matters that may be relevant to provide context, from Consultant’s home(s) or other personal office location unless otherwise requested by Coeur.

Specific services may include:
•	Preparation for upcoming board meeting(s)
•	Team introductions and hand-off of materials

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND RASMUSSEN EXPLORATION, INC.
•	Guidance on upcoming Q2 earnings call and overview of key investor messaging
•	Assistance with budgeting/forecasting
•	Assistance with Corporate Development needs